NEWS RELEASE

For Immediate Release

Nord Resources Reports First-Quarter 2010 Results

  Quarterly net earnings of $1.0 million

  Discussions with Nedbank and other potential lenders continue after Nedbank declined to extend debt and copper hedge payments forbearance agreements

  With the increase in flow rates of pregnant leach solution to the SX plant and continued improvement in solution grades, company expects copper production to increase in the second quarter

  Company determines the production target of 25 million pounds of copper per annum will not be achieved until its new leach pad scheduled to be completed by late first-quarter 2011 is operational

TUCSON, AZ, May 17, 2010 - Nord Resources Corporation (TSX: NRD / OTC: NRDS), which is ramping up copper mining and processing operations at the Johnson Camp Mine in Arizona, today announced its' financial results for the first quarter ended March 31, 2010. The unaudited condensed consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

"During the 2010 first quarter and through the first six weeks of the second quarter, Nord Resources continued to make progress both in terms of financial results and operations," said Randy Davenport, interim Chief Executive Officer. "We are reporting quarterly net earnings for the first quarter of $1.0 million. Our cash flow from operating activities improved during the period relative to the fourth quarter 2009. With the increase in flow rates of pregnant leach solution to the SX plant and continued improvement in solution grades, we expect copper production to increase in the second quarter.

"Our production of copper for the first quarter was impacted by the unseasonably dry weather in late 2009 as well as the failure of a casing in one of our wells. We were able to address these issues by early January, including a $400,000 investment in two new wells. Then, as we have also previously reported, we were affected by unusually high rainfall which limited our ability to increase plant flow rates because of turbidity problems in the solvent extraction plant.

"In March," Mr. Davenport continued, "these issues were behind us and since then our production, sales of copper, and cash flow have been gradually improving. Nevertheless, based on a review of our leaching operations and a better understanding of the amount of copper that is being held in solution inventory in the old pads, we now believe that we will not achieve our targeted full production rate of 25 million pounds of copper per annum until we have transitioned the stacking of ore to the new leach pad. The new pad is scheduled to be operational in the latter part of the first quarter of 2011 and is expected to cost approximately $12 to $14 million. Once the new leach pad is fully operational, we expect that copper production will increase to our annual targeted rate during the second quarter of 2011.

Given the progress that we are making, we were disappointed that, as announced on May 13, 2010, Nedbank Limited and Nedbank Capital Limited informed Nord that they would not extend the debt payment and copper hedge forbearance agreements expiring that day. We are continuing to discuss the situation with Nedbank and with other potential lenders to seek a solution to this matter that will be in the best interest of our company's shareholders," said Mr. Davenport.

The first of the two forbearance agreements was in respect of the scheduled principal and interest payment in the approximate amount of $2.2 million that was due on March 31, 2010 under the company's $25 million secured term-loan credit facility with Nedbank. In addition, Nedbank Capital Limited declined to extend the forbearance agreement regarding the company's failure to make the payment of $697,869 due on April 6, 2010 under the Copper Hedge Agreement between the parties.

Nord is therefore in default of its obligations under both the Secured Credit Facility and the Copper Hedge Agreements. As a result, $14,307,333 of long-term debt and $4,740,763 in long-term derivative contracts have been reclassified to current liabilities on the company's condensed consolidated balance sheet as of March 31, 2010. In addition, the 3% surcharge that previously applied to the payment due on March 31, 2010 will now apply to the entire amount of the outstanding principal and interest under the Secured Credit Facility Agreement.

Nedbank has not served Nord with a formal notice of default under the Secured Credit Facility Agreement or the Copper Hedge Agreement, which is a precondition to the exercise of Nedbank's rights upon a default under the Agreements, including the acceleration of the full amount due thereunder and institution of foreclosure proceedings against the security. Accordingly, Nord is continuing with its operations in the ordinary course, as the company aggressively pursues certain opportunities that it has generated to refinance the company.

Financial Highlights

Net sales for the 2010 first quarter amounted to $6.0 million (including losses of $1.9 million from the settlement of copper hedges) from the sale of 2,421,936 pounds of copper at an average price, including the copper hedges, of $2.48 per pound. For the first-quarter of 2009, the company recorded revenues of $1.4 million (including a gain of $0.6 million from the settlement of copper hedges) from the sale of 556,053 pounds of copper at an average price of $2.55 per pound. Additionally, revenues of $0.7 million (including a gain of $271,897 from the settlement of copper hedges) from the sale of 280,728 pounds of copper produced from residual leaching prior to the commencement of commercial production were credited to mine development costs.

In the 2010 first quarter, Nord's costs applicable to sales amounted to $3.4 million (including $0.9 million in ramp-up expenses) compared with $1.0 million in the 2009 period, when the company was producing copper only from residual leaching. Operating costs incurred in excess of costs forecasted to occur once the company reaches a steady state of production in the amount of $2.4 million were capitalized to mine development costs during the 2009 first quarter.

Gross margin in the 2010 first quarter (excluding depreciation, depletion, and amortization) was $2.6 million or 44.0 percent of sales, compared with $0.4 million or 30.0 percent of sales in the 2009 period. The improvement is attributable to increased sales and the lower cost of sulfuric acid used for leaching, which is a significant production cost factor, partially offset by a reduction in the net realized price of copper.

General and administrative expenses decreased to $0.6 million in the 2010 first quarter, compared with $0.8 million in the prior-year quarter. The decrease is primarily due to reduced payroll expense related to the amortization of stock options granted in prior periods.

Depreciation, depletion, and amortization expenses increased to $0.4 million in first-quarter 2010 from $0.2 million a year earlier. The increase is primarily due to the increase in tons mined and pounds of copper produced in the 2010 period, compared with the beginning of 2009 when the company was just beginning to ramp-up its mining of new ore.

Interest expense increased to $0.6 million in the first-quarter 2010 from $0.1 million in the 2009 quarter. The increase is primarily due to the capitalization of interest expense in the amount of $0.4 million and the reclassification of an interest rate swap settlement of $0.1 million from accumulated other comprehensive income (loss) to interest expense resulting from the scheduled maturity of interest rate swap derivatives. During the same period in 2009, the interest accrued on the Nedbank facility was capitalized as part of the Nedbank principal.

Nord recorded miscellaneous expense in the first-quarter 2010 of $0.1 million, compared with miscellaneous income of $1.3 million in the 2009 period. The decrease is due primarily to reclassification of ineffective copper hedge contracts in the amount of $1.3 million for the 2009 first quarter from accumulated other comprehensive income (loss) to miscellaneous income (expense).

Nord recorded quarterly net income for the 2010 first quarter of $1.0 million ($0.01 per basic and diluted share based on a weighted average number of basic and diluted shares outstanding of 111,170,298 and 115,930,964, respectively), compared with net income for the 2009 period of $0.7 million ($0.01 per basic and diluted share based on a weighted average number of basic and diluted shares outstanding of 69,773,292 and 70,462,737, respectively).

Cash Flow

In view of the decision by Nedbank not to extend its forbearance agreements on the debt payments owed by Nord, the company is continuing to investigate alternatives to improve its' liquidity. There can be no assurances that the company's efforts will be successful in this regard.

At the end of the 2010 first quarter, the company had cash reserves of $0.4 million (excluding $0.7 million in restricted marketable securities being held in conjunction with two letters of credit) and a working capital deficiency of $37.4 million (including $9.0 million in current liability portion of derivative contracts, $4.7 in long-term derivative contracts accelerated due to the default, $9.6 million in the current portion of long-term debt, capital lease obligations, and accrued interest and $14.3 million of long-term debt accelerated due to the default); as of December 31, 2009, cash reserves were $1.3 million (excluding $0.7 million in restricted marketable securities being held in conjunction with two letters of credit) and the company's working capital deficiency amounted to $7.7 million (including $8.0 million in current liability portion of derivative contracts and $7.4 million in the current portion of long-term debt, capital lease obligations, and accrued interest).

Cash flows used by operating activities during the 2010 and 2009 first quarters were ($0.8 million) and ($1.4 million), respectively. While the company was able to recognize $1.0 million and $0.7 million in net income for the respective 2010 and 2009 first quarters, cash flows from operating activities were severely impacted in both periods by the significant increase in the amount of copper that remains in inventory. Cash used in the mining and processing of inventory amounted to $6.7 million and $1.4 million during the 2010 and 2009 first quarters, respectively. The company classified $10.0 million of copper stockpiles and ore on leach pads as long-term inventory assets reflecting the fact that it has found that the recovery of copper in the leach pads is taking longer than had been estimated. Cash used by operating activities was offset in part by a $3.8 million increase in accounts payable and accrued expenses during the 2010 first quarter.

Our cash flows from investing activities during the 2010 first quarter were ($0.04 million) primarily as a result of the purchase of equipment used in the Johnson Camp Mine operation. Cash flows from investing activities during the 2009 first quarter were ($5.5 million), which primarily reflects capital expenditures of $6.1 million related to the reactivation of the Johnson Camp Mine during this time period, $1.7 million (net of $0.7 million of copper sold during the period, which includes $0.3 million of proceeds from the settlement of effective hedges) in mine development costs incurred prior to the commencement of commercial production from the mining and processing of new ore, $0.7 million in proceeds from the sale of ineffective copper hedges, and the reclassification of $1.5 million from restricted marketable securities to cash and cash equivalents.

Cash flows from financing activities during the 2010 first quarter were $(0.004 million) compared to $4.9 million for the same period in 2009. On March 31, 2009, the company sold to Royal Gold (formerly known as IRC Nevada Inc.) a 2.5 percent net smelter royalty on the mineral production sold from the existing mineral rights at Johnson Camp. Net proceeds from the sale in the amount of $4.95 million were used for working capital during the ramp-up of mining operations. As of March 31, 2010, the total amount owed by the company under the terms of the royalty agreement is $577,817. Furthermore, amounts greater than 30 days past due accrue interest at a rate of 12% per annum for which the company has accrued $9,313 of interest as of March 31, 2010.

As previously announced, Nord received an exemption from certain shareholder approval requirements under the rules of the Toronto Stock Exchange (TSX) in connection with Nord's $12 million private placement completed in November 2009, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX de-listing review to confirm that Nord continues to meet the TSX listing requirements. On April 30, 2010, Nord announced that the Continued Listings Committee of the TSX has decided to defer its' announcement on its' listing review decision to no later than May 31, 2010. Nord has been informed that the Committee will not provide any extensions beyond that date unless there is disclosure regarding an event that would allow the company to comply with the TSX's continued listing requirements.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including statements concerning Nord's plans to continue with its operations in the ordinary course, as it continues to pursue certain opportunities that it has generated to refinance the company.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to move forward to completion with the opportunities that it is currently working on to refinance the company, the market price of copper, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600 ext.223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2010 AND DECEMBER 31, 2009

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$425,423	$1,298,138
Accounts receivable	105,980	781,393
Inventories	13,105,998	15,685,103
Prepaid expenses and other	117,219	71,778

Total Current Assets	13,754,620	17,836,412

Property and Equipment, at cost:
Property and equipment	47,279,592	47,227,963
Less accumulated depreciation, depletion and amortization	(5,360,988)	(4,358,804)

Net Property and Equipment	41,918,604	42,869,159

Other Assets:
Restricted marketable securities	686,476	686,476
Stockpiles and ore on leach pads	9,951,926	-
Debt issuance costs, net of accumulated amortization	751,554	813,483

Total Other Assets	11,389,956	1,499,959

Total Assets	$67,063,180	$62,205,530

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2010 AND DECEMBER 31, 2009
(Continued)

	March 31,	December 31,
	2010	2009
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$10,930,971	$7,952,694
Accrued expenses	2,364,216	1,900,720
Current portion of deferred revenue	264,900	306,117
Current maturities of accrued interest	584,311	185,802
Current maturities of long-term debt	8,950,492	7,160,394
Current maturities of derivative contracts	9,000,646	7,967,695
Current maturities of capital lease obligation	15,808	15,808
Long-term derivative contracts accelerated due to default	4,740,763	-
Long-term debt accelerated due to default	14,307,333	-

Total Current Liabilities	51,159,440	25,489,230

Long-Term Liabilities:
Derivative contracts, less current maturities	-	5,101,263
Long-term debt, less current maturities	-	16,097,432
Capital lease obligation, less current maturities	23,923	27,087
Deferred revenue, less current portion	4,553,863	4,544,567
Accrued reclamation costs	159,710	157,580
Other	875,596	884,987

Total Long-Term Liabilities	5,613,092	26,812,916

Total Liabilities	56,772,532	52,302,146

Commitments and contingencies

Stockholders’ Equity:
Common stock: $.01 par value, 200,000,000 shares authorized, 110,520,915 and 110,435,586 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	1,105,209	1,104,356
Additional paid–in–capital	121,538,838	121,488,765
Accumulated deficit	(98,611,989)	(99,620,778)
Accumulated other comprehensive income (loss)	(13,741,410)	(13,068,959)

Total Stockholders’ Equity	10,290,648	9,903,384

Total Liabilities and Stockholders’ Equity	$67,063,180	$62,205,530

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(Unaudited)

	2010	2009

Net sales	$6,005,314	$1,417,419

Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	3,360,695	991,662
General and administrative expenses (includes stock based compensation of $50,926 and $185,523, respectively)	582,044	783,372
Depreciation, depletion and amortization	396,893	184,409

Income (loss) from operations	1,665,682	(542,024)

Other income (expense):
Interest expense	(593,719)	(135,423)
Miscellaneous income (expense)	(63,174)	1,332,771

Total other income (expense)	(656,893)	1,197,348

Income before income taxes	1,008,789	655,324

Provision for income taxes	-	-

Net income	$1,008,789	$655,324

Net earnings per basic and diluted share of common stock:

Weighted average number of basic common shares outstanding	111,170,298	69,773,292
Basic earnings per share of common stock	$0.01	$0.01

Weighted average number of diluted common shares outstanding	115,930,964	70,462,737
Diluted earnings per share of common stock	$0.01	$0.01